Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hecla Mining Company

Coeur d’Alene, Idaho

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-145919), Form S-4 (Form 333-130682) and Form S-8 (Nos. 333-96995, 33-60095, and 33-60099) of Hecla Mining Company, of our report dated March 5, 2008, except for notes 8 and 9, as to which the date is June 9, 2008, relating to the financial statements of the Greens Creek Joint Venture as of and for the year ended December 31, 2007 appearing in this Report on Form 8-K/A.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Spokane, Washington

June 12, 2008